Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HDFC Bank Limited

We consent to the incorporation by reference in the registration statement (No. 333-226412) on Form F-3 of HDFC Bank Limited of our reports dated July 31, 2020, with respect to the consolidated balance sheets of HDFC Bank Limited and subsidiaries as of March 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended March 31, 2020 and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2020, which reports appear in the March 31, 2020 annual report on Form 20-F of HDFC Bank Limited and subsidiaries.

/s/KPMG Assurance and Consulting Services LLP

Mumbai, India

July 31, 2020

KPMG (Registered) (a partnership firm with Registration No. BA-62445) converted into KPMG Assurance and Consulting Services LLP (a Limited Liability Partnership with LLP Registration No. AAT-0367), with effect from July 23, 2020.